Resources Connection, Inc. Announces Quarterly Dividend and Dividend Payment Date

DALLAS, Texas, August 4, 2025 – Resources Connection, Inc. (Nasdaq: RGP) (the “Company”) announced today that the Board of Directors has approved a cash dividend of $0.07 per share, payable on September 26, 2025 to all stockholders of record on August 29, 2025.

ABOUT RGP
RGP is a global professional services leader that helps businesses navigate complex challenges with flexible, high-impact solutions across Finance, HR, Operations, and Technology. With 2,300+ experts worldwide and decades of experience, we’re a trusted partner to the C-Suite—optimizing performance, accelerating transformation, and executing critical initiatives from strategy to automation and AI. Whether enterprises need embedded expertise, strategic consulting, or fully outsourced solutions, RGP is built to meet organizations where they are.

Based in Dallas, TX with offices worldwide, we annually engage with over 1,600 clients around the world from 41 physical practice offices and multiple virtual offices. RGP is proud to have served 88% of the Fortune 100 as of May 2025 and has been recognized by U.S. News & World Report (2024-2025 Best Companies to Work for) and Forbes (America’s Best Management Consulting Firms 2025, America’s Best Midsize Employers 2025, World's Best Management Consulting Firms 2024).

The Company is listed on the Nasdaq Global Select Market, the exchange’s highest tier by listing standards. To learn more about RGP, visit: http://www.rgp.com. (RGP-F)

Investor Contact:
Jennifer Ryu, Chief Financial Officer
(US+) 1-714-430-6500
jennifer.ryu@rgp.com

Media Contact:
Pat Burek
Financial Profiles
(US+) 1-310-622-8244
pburek@finprofiles.com